Exhibit 99.1

News Release For Immediate Release

Catasys Expands OnTrak-A Solution with Leading National Health Plan into California

Santa Monica, CA – December 17, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced the expansion of its OnTrak-A solution with a leading national health plan into California beginning January 31, 2020. This expansion ensures that eligible commercial members of the health plan in California will have access to critical behavioral healthcare to help them better manage chronic disease. This is the first of several planned OnTrak-A expansions in 2020.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “As we continue to see the significant toll that unaddressed behavioral health conditions take on people with chronic disease, it’s paramount that we reach, engage and treat as many members as possible. That is why we are particularly thrilled to be significantly increasing our outreach pool of eligible members through this expansion, further strengthening our partnership with this plan—a testament to the improved health outcomes that OnTrak yields.”

OnTrak is a critical component of the Catasys PRE™ (Predict-Recommend-Engage) platform that predicts people whose chronic disease will improve with behavior change, recommends care pathways that are effective and that people will follow, and engages people who aren’t getting the care they need. OnTrak is an integrated solution that incorporates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health. OnTrak improves member health and delivers validated cost savings of more than 50% for enrolled members.

About Catasys, Inc.

Catasys, Inc. is a leading AI and technology-enabled healthcare company whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRE™ (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

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Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 27 states.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

For Investors:	For Media:
Catasys, Inc.	Catasys, Inc.
Ariel Davis	Cathy Finley
Phone: 310-444-4346	Phone: 310-444-4308
Email: ariel@catasys.com	Email: cfinley@catasys.com